Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Chris Watson KVH Industries 401-845-8138 cwatson@kvh.com

KVH Announces Pacific Ocean Coverage for mini-VSAT Broadband Service

KVH’s new mini-VSAT Pacific coverage area to support broadband Internet and VoIP telephone service for maritime and aeronautical applications

MIDDLETOWN, RI – October 7, 2008 – Taking a major step toward expanding availability of the mini-VSAT Broadband service, KVH Industries, Inc., (Nasdaq: KVHI) today announced that it has signed a 5-year agreement with GE International Holdings, Inc., (also known as SAT-GE) to lease satellite capacity on its GE-23 satellite to provide coverage in the Pacific Ocean via the satellite’s North Pacific Ku-band Beam. Expected to go live in December 2008, the new coverage area will include Alaska, the west coasts of Canada and the United States, Hawaii and extend into Asia. It represents a significant expansion in the availability of the increasingly popular mini-VSAT Broadband Internet and voice service as well as the latest milestone in the KVH and ViaSat joint effort to provide affordable mobile broadband connections around the globe.

“The extension of mini-VSAT Broadband coverage into the Pacific will allow us to support a significant portion of the world’s shipping lanes, including blue water coverage between Asia and ports in the U.S. and Canada,” said Martin Kits van Heyningen, KVH’s chief executive officer. “Broadband connections at sea are essential for shipboard business activities, more efficient operations, and compliance with increased regulatory requirements. In addition, affordable broadband Internet, e-mail, and telephone services are vital as a means of improving the quality of life and the morale of the crew. We look forward to additional service expansion into new regions around the globe throughout 2009.”

The mini-VSAT Broadband service, along with the KVH TracPhone® V7 antenna, comprise the first end-to-end 24-inch VSAT hardware, service, and support package available for maritime communications. Together, KVH and ViaSat are already offering Voice over IP phone service and Internet access as fast as 512 Kbps (upload) and 2 Mbps (download) at fixed monthly rates to mariners throughout North America, the Caribbean, the North Atlantic, and Europe.

“Broadband access throughout the North Pacific coverage region is not limited solely to vessels,” explained Don Buchman, ViaSat’s director of mobile broadband. “The large number of business jets already flying the ViaSat ArcLight® system, as well as airliners and government aircraft, will be able to immediately tap into the network in that region.”

Andrew Jordan, president and chief executive officer of SAT-GE, welcomed KVH as a new customer, commenting,”We’re very pleased to see this exciting introduction of mobile services by KVH and ViaSat leveraging the unique connectivity provided by GE-23.”

Maps illustrating the current and planned coverage for mini-VSAT Broadband service are available at http://kvh.com/footprints. Visit http://www.minivsat.com for additional details regarding the TracPhone V7 and mini-VSAT Broadband service.

Note to Editors: Press-ready images of KVH’s TracPhone V7 are available at http://press.kvh.com for download and editorial use.

About KVH Industries, Inc.

Middletown, RI-based KVH Industries, Inc., and its wholly owned subsidiary, KVH Europe A/S, are leading providers of in-motion satellite TV and communications systems, having designed, manufactured, and sold more than 150,000 mobile satellite antennas for applications on vessels, vehicles, and aircraft. KVH’s mission is to connect mobile customers around the globe with the same digital television entertainment, communications, and Internet services that they enjoy in their homes and offices.

This release contains forward-looking statements that involve risks and uncertainties. Forward-looking statements include, for example, the service rollout plans, the functionality, characteristics, quality and performance of KVH’s products and technology; anticipated innovation and product development; and customer demand, preferences, requirements and expectations. The actual results could differ materially. Factors that may cause such differences include, among others, uncertainty about the scope of customer demand; the potential inability to secure adequate Ku-band satellite capacity or the licenses necessary for the network; risks associated with the delivery or performance of critical hardware; future decisions about the expected profitability of additional satellite regions; changes in the costs and capabilities of competing offerings; and those other risk factors discussed in KVH’s most recent Form 10-Q filed with the SEC. KVH does not assume any obligation to update its forward-looking statements to reflect new information or developments.

KVH and TracPhone are registered trademarks of KVH Industries. “mini-VSAT Broadband” is a service mark of KVH Industries. All other trademarks are the property of their respective companies.

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